CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 667 and Amendment No. 670 to the Registration Statement on Form N-1A of EA Series Trust for EA Bridgeway Aggressive Investors ETF, EA Bridgeway Select Small-Cap Value ETF, EA Bridgeway Ultra-Small Company Market ETF, EA Bridgeway Blue Chip ETF and EA Bridgeway Omni Small-Cap Value ETF and to the use of our report dated August 27, 2026 on the financial statements and financial highlights of EA Bridgeway Blue Chip ETF and EA Bridgeway Omni Small-Cap ETF, each a series of EA Series Trust. Such financial statements and financial highlights appear in the 2026 Financial Statements in Form N-CSR, which is incorporated by reference into the Registration Statement.

                        /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 28, 2026